Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Megan McDonnell

New York & Company, Inc. Appoints Louis Lipschitz to the Board of Directors

New York, NY – October 7, 2005 – New York & Company, Inc. [NYSE:NWY] announced today the appointment of Louis Lipschitz as an independent director on New York & Company, Inc.’s board of directors and a member of its audit committee.

Prior to his appointment to New York & Company’s board of directors, Mr. Lipschitz, 60, served as Executive Vice President and Chief Financial Officer of Toys “R” Us Inc. from 1996 to his retirement in March 2004.

Prior to joining Toys “R” Us, Mr. Lipschitz was Senior Vice President and Chief Financial Officer of Lerner Stores, where he spent four years.  He began his career in public accounting in 1968 with the firm S.D. Leidesdorf & Co., which subsequently merged with Ernst & Young.  He has a B.S. in Accounting from Hunter College and is a New York Certified Public Accountant.

Richard P. Crystal, Chairman and CEO of New York & Company, stated: “We are delighted to have Louis join our board and look forward to benefiting from his counsel.  His extensive financial experience will be a great value to us as we execute our business strategy.”

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately priced women’s apparel. The Company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of retail stores. The Company currently operates 515 retail stores in 45 states. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.